Exhibit 99.1

EVTN COMPLETES 4 FOR 1 FORWARD SPLIT

Kilgore, Texas, January 17, 2023 --(BUSINESS WIRE)—Enviro Technologies U.S., Inc. (OTCQB: EVTN) (“EVTN” or the “Company”) today announced that its previously declared 4-for-1 stock split was paid on January 13, 2023 to shareholders of record as of the close of business on December 30, 2022. EVTN’s common stock will begin trading at the split-adjusted price at the market open on January 17, 2023. As a result of the split, EVTN’s current shares of common stock outstanding have increased from approximately 19,567,083 million to approximately 78,268,332 million. In addition, the Company’s authorized common stock increased to 1,000,000,000.

On September 13, 2022, Ecoark Holdings, Inc. (“Ecoark”) (NASDAQ: ZEST) announced the rebranding and renaming of EVTN, a majority-owned indirect subsidiary, to Wolf Energy Services. On September 7, 2022, EVTN filed with the State of Florida to begin conducting business as Wolf Energy Services. The Company expects to effectuate a corporate name change to “Wolf Energy Services Inc.”, subject to approval of the Financial Industry Regulatory Approval (“FINRA”) and filing of articles of amendment with the State of Florida, on or about January 30, 2023. This rebranding and renaming initiative is the completion of the Company’s first planned step, after its recently completed reverse merger, to begin developing a larger and more diversified oilfield services company.

About EVTN -- EVTN, d/b/a “Wolf Energy Services”, through its wholly owned subsidiary, Banner Midstream Corp., has two operating subsidiaries: Pinnacle Frac Transport LLC (“Pinnacle Frac”) and Capstone Equipment Leasing LLC (“Capstone”). Pinnacle Frac provides transportation of frac sand and logistics services to major hydraulic fracturing and drilling operations. Capstone procures and finances equipment to oilfield transportation service contractors.

Safe Harbor Disclosure -- This Press Release contains or incorporates by reference “forward-looking statements,” including certain information with respect to plans and strategies of EVTN.  For this purpose, any statements regarding this announcement, which are not purely historical, are forward-looking statements, including EVTN beliefs, expectations, hopes or intentions regarding the future.  All forward-looking statements are made as of the date hereof and based on information available to EVTN as of such date. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, the risks and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 and Form 10-Q for the quarterly period ended September 30, 2022, as filed with the Securities and Exchange Commission. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of EVTN and are difficult to predict. EVTN undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Jim Galla

jgalla@wolf-energy.com